TransUnion to Present at J.P. Morgan Ultimate Services Investor Conference

Chicago, Oct. 6, 2015 - TransUnion (NYSE: TRU) will present at the J.P. Morgan Ultimate Services Investor Conference in New York City on Nov. 10, 2015. The presentation is scheduled to begin at 8:15 a.m. ET. A live webcast of the presentation will be made available at the TransUnion Investor Relations website at www.transunion.com/tru. A replay will be available on the company’s website following the conclusion of the presentation.

About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.  www.transunion.com

Availability of Information on TransUnion's Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.